Exhibit 10.19

Darl McBride
[address]

Dear Mr. McBride,

On behalf of VirnetX Holding Corporation (the "Company"), I am pleased to offer you a promotion to the position of Chief Operating Officer at the Company, effective January 1, 2024 (the “Effective Date”). Following the Effective Date, you will receive an annual salary of $354,781.44, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will remain eligible to participate in certain employee benefit programs generally made available to similarly situated Company employees, including medical, dental and vision insurance, as well as the Company’s 401(k) retirement program, subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. In addition, you will be eligible for bonuses subject to performance review. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

In addition, it will be recommended that the Company grant you a restricted stock award covering 6,000 shares of the Company's common stock. 1/2 of such shares shall vest on the one-year anniversary of the vesting commencement date, which shall be the same as the Effective Date, and the remaining of such shares shall vest on the yearly anniversary thereafter, such that all such shares shall be fully vested on the two-year anniversary of the vesting commencement date, subject to your continuing employment with the Company. This restricted stock award shall be subject to the terms and conditions of the Company's Amended and Restated 2013 Equity Incentive Plan and Restricted Stock Award Agreement, including vesting requirements.

The Company is excited about your promotion and looks forward to a continued beneficial and productive relationship. Nevertheless, you should continue to be aware that your employment with the Company is for no specified period and continues to constitute at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks' notice.

We also ask that, if you have not already done so, you disclose to the Company all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

VirnetX 308 Dorla Ct Ste. 206 | PO Box 439 Zephyr Cove, NV 89448
Main Office (775) 548-1785 | Fax (775) 580-7527
info@VirnetX.com www.VirnetX.com

As a Company employee, you are expected to abide by the Company's rules and standards. Specifically, like all Company employees, you were required to sign an acknowledgment that you read and understood the Company's rules of conduct which are included in the Company Handbook and your acceptance of this letter agreement confirms that the terms of that acknowledgment still apply.

Like all Company employees, you were required, as a condition of your employment, to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the "Employment Agreement") which required, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information, and your acceptance of this letter agreement confirms that the terms of the Employment Agreement you previously signed with the Company still apply.  In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, pursuant to the terms set forth in the Employment Agreement.

To accept the terms of your continued employment, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept the terms of your continued employment, your promotion will be effective January 1, 2024. This letter, along with the Employment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements between you and the Company, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you.

(Remainder of Page Intentionally Left Blank)

VirnetX 308 Dorla Ct Ste. 206 | PO Box 439 Zephyr Cove, NV 89448
Main Office (775) 548-1785 | Fax (775) 580-7527
info@VirnetX.com www.VirnetX.com

We look forward to your favorable reply and continuing to work with you.

Sincerely,

/s/ Kendall Larsen
Kendall Larsen
Chief Executive Officer

Agreed to and accepted:

Signature	/s/ Darl McBride

Printed Name	Darl McBride

Date	12/22/2023

(Signature Page to Chief Operating Officer Offer Letter to Darl McBride)

VirnetX 308 Dorla Ct Ste. 206 | PO Box 439 Zephyr Cove, NV 89448
Main Office (775) 548-1785 | Fax (775) 580-7527
info@VirnetX.com www.VirnetX.com